EXHIBIT 23







                            INDEPENDENT AUDITORS' CONSENT




We consent to the use in the Registration Statement of Rotoblock Corporation (a development stage company) on Form SB-2/A-2 of our Auditors' Report, dated May 14, 2004, except for note 8 which is dated as of September 14, 2004, on the balance sheet of Rotoblock Corporation (a development stage company) as at April 30, 2004 and the related statements of loss, cash flows and stockholders' deficiency for the period from commencement of operations on September 2, 2003 to April 30, 2004.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.




Vancouver, Canada
/s/ "Morgan & Company"
Chartered Accountants
September 29, 2004